Contact: Gregory J. Rau	Exhibit 99.1
President and Chief Executive Officer
Minuteman International, Inc.
630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL THIRD QUARTER PROFIT DECLINES

ON FLAT SALES AND PRODUCT LAUNCH EXPENSES

Declares 57th Consecutive Quarterly Dividend

ADDISON, IL, November 14, 2002 — Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment manufacturer, reported a 36.3 percent drop in the Company’s net income for the third quarter ended September 30, 2002, as compared to the similar period in 2001 primarily due to higher marketing expenses in connection with the debut of several new products and higher professional fees. Sales for the three months were essentially unchanged from the same period in 2001.

Gregory J. Rau, president and CEO, said that increased demand for the Company’s PowerBoss-brand industrial machinery was offset by reduced orders for Multi-Clean chemical cleaning products and its Parker outdoor sweeping equipment.  This sales mix produced a modest increase in the Company’s gross profit margin for the 2002 third quarter to 30.2 percent of sales from 30.0 percent for last year’s third quarter.

Selling, general and administrative  expenses rose 2.3 percent for the third quarter 2002 compared to the prior year period, as additional marketing initiatives in support of the Company’s dealer network both here and abroad were undertaken in all product lines. Additionally, professional fees increased for the third quarter and nine months of 2002, as compared to the similar 2001 periods, primarily due to the previously reported SEC investigation and other litigation. These expenses were favorably offset in part by decreased expense due to Minuteman no longer recording amortization of goodwill pursuant to provisions of SFAS No. 142 adopted earlier this year.  This adoption resulted in an increase to net income by $.01 per share for the third quarter of 2002 and $.04 per share for the nine months ended September 30, 2002.

For the quarter ended September 30, 2002, net income declined to $156,000, or $.04 per share, from $245,000, or $.07 per share in the like quarter of 2001.  Sales for the third quarter 2002 were $17,496,000 versus $17,593,000 for the same period a year ago.

Net income for the first nine months of 2002 was $1,417,000, or $.40 per share, which was 22.1 percent lower than the first three quarters of 2001, which was $1,819,000, or $.51 per share.  Again, the gross profit margin was higher, but higher marketing costs and professional fees affected net income.  Sales for the first nine months of 2002 are off only 2.7 percent, at $57,591,000 compared with $59,186,000 for the same period of 2001.

Interest expense for the third quarter of 2002 was $522,000 compared to $581,000 for the same quarter a year ago. During 2001, the Company adopted SFAS No.133 regarding the change in the fair value of derivative financial instruments.  The adoption of this accounting statement, which requires the Company to adjust its interest rate swap to market value, increased third quarter 2002 and 2001 interest expense by $333,000 and $403,000, respectively, and increased interest expense for the first nine months of 2002 and 2001 by $446,000 and $591,000, respectively. Total interest expense for the first nine months of 2002 and 2001, were $952,000 and $1,137,000 respectively.

Minuteman is maintaining a strong financial condition.  Working capital since December 31, 2001 grew by $1 million, to $36.5 million as of September 30, 2002.  “The Company has sufficient capital resources and is in a strong financial position to meet business and liquidity needs as they arise,” Rau said.

The Company has submitted an Offer of Settlement to the Securities and Exchange Commission for its consideration in connection with the previously reported formal order of investigation issued to the Company in November 2001.

Rau said that the business recovery, particularly as it relates to capital spending, has improved at a slower rate than many envisioned earlier.  He said that Minuteman has been able to hold its sales close to last year’s level as a result of new product introductions and aggressive promotional campaigns.  He believes the new products, efficiency measures adopted in recent quarters and outright cost reductions in operations should improve results in future quarters as capital spending slowly gains more impetus.

The Company is pleased to announce that Roger B. Parsons, 62, has joined its Board of Directors effective November 12, 2002. Mr. Parsons was President of the Environmental Products Group of Federal Signal Corporation from 1994 until his retirement in 2000.  His 30-year tenure with Federal Signal also included service as President and Chief Executive Officer of Elgin Sweeper Company, a subsidiary of Federal Signal involved in municipal street sweepers.  “Roger’s knowledge and experience in related industries will bring added vision, insight and direction to Minuteman’s aggressive growth initiatives,” Rau remarked.

The Board of Directors approved the 57th consecutive quarterly dividend in the amount of $.09 per share, payable November 29, 2002 to shareholders of record as of November 15, 2002.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label.  The corporation has dealers in more than 40 countries.  More information can be found on the company’s Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended September 30,
	2002	2001	% Change

Net Sales	$17,496	$17,593	(0.6)
Cost of Sales	12,218	12,308	(0.7)
Gross Profit	$5,278	$5,285	(0.1)
Selling Expenses	3,427	3,321	3.2
General and Administrative Expenses	1,103	1,107	(0.4)
Total SG&A Expenses	4,530	4,428	2.3
Income from Operations	$748	$857	(12.7)
Interest Expense, net	(506)	(551)	(8.2)
Other Income, net	6	4	50.0
Total Other Expense, net	(500)	(547)	(8.6)
Income before Income Taxes	$248	$310	(20.0)
Income Tax Expense	92	65	41.5
Net Income	$156	$245	(36.3)
Net Income Per Share —
Basic and diluted	$.04	$.07
Average Number of Shares
Outstanding - Basic	3,577	3,571
Average Number of Shares
Outstanding — Diluted	3,587	3,587

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Nine Months Ended September 30,
	2002	2001	% Change

Net Sales	$57,591	$59,186	(2.7)
Cost of Sales	39,782	41,485	(4.1)
Gross Profit	$17,809	$17,701	0.6
Selling Expenses	11,178	10,638	5.1
General and Administrative Expenses	3,444	3,171	8.6
Total SG&A Expenses	14,622	13,809	5.9
Income from Operations	$3,187	$3,892	(18.1)
Interest Expense, net	(896)	(1,018)	(12.0)
Other Income, net	24	17	41.2
Total Other Expense, net	(872)	(1,001)	(12.9)
Income before Income Taxes	$2,315	$2,891	(19.9)
Income Tax Expense	898	1,072	(16.2)
Net Income	$1,417	$1,819	(22.1)
Net Income Per Share —
Basic and diluted	$.40	$.51
Average Number of Shares
Outstanding - Basic	3,576	3,570
Average Number of Shares
Outstanding — Diluted	3,587	3,581